UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 27, 2005

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	Commission File No.: 0-26823	73-1564280
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 600, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

In accordance with General Instruction B.2. of Form 8-K, the following information and the exhibits referenced therein is being furnished pursuant to Item 2.02 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

On December 27, 2004 Alliance Resource Partners, L.P. (the “Partnership”) announced that its wholly-owned subsidiary, MC Mining, LLC (“MC Mining”), had temporarily idled the Excel No. 3 mine located near the city of Pikeville in Pike County, Kentucky, following the occurrence of an underground mine fire. The mine fire was discovered by mine personnel near the bottom of the Excel No. 3 mine slope late the night of December 25, 2004.

Under a firefighting plan developed by MC Mining, in cooperation with mine emergency response teams from the Mine Safety and Health Administration and Kentucky Office of Mine Safety and Licensing  , the four portals at the Excel No. 3 mine were capped to deprive the fire of oxygen. A series of boreholes were then drilled into the fire area to further suppress the fire. As a result of these efforts, the mine atmosphere was rendered substantially inert, or without oxygen, and the Excel No. 3 mine fire was effectively suppressed. The boreholes continue to be used to monitor the mine atmosphere and to inject nitrogen into the fire area as recovery efforts progress. MC Mining has completed construction of temporary and permanent barriers designed to completely isolate the mine fire area. With construction of the permanent barriers completed, MC Mining has begun efforts to repair and rehabilitate the Excel No. 3 mine infrastructure. Since recovery and rehabilitation of the Excel No. 3 mine has progressed more rapidly than previously anticipated, the Partnership is currently estimating a resumption of limited production operations at Excel No. 3 within three to five weeks and a gradual return to full production by the end of the first quarter of this year.

The Partnership maintains commercial property (including business interruption) insurance policies, which provide for self-retention and various applicable deductibles, including certain monetary and/or time element forms of deductions, (collectively the “deductibles”) and 10% co-insurance, but it cannot give any assurances as to the eventual timing or amount of any recovery of proceeds under these policies. The Partnership has made preliminary estimates of certain costs principally associated with activities to suppress the fire and permit the resumption of operations. Operating expenses for the 2004 fourth quarter were increased by $4.1 million reflecting a preliminary estimate of certain minimum costs attributable to the mine fire that are not reimbursable under the Partnership’s insurance policies due to the application of the deductibles and co-insurance. An increase in the amount of such costs is possible, but is not currently subject to a reasonable estimate at this stage of the Partnership’s mine recovery efforts. In addition to these preliminary cost estimates, the Partnership expects to incur additional out-of-pocket costs that will generally fall into the categories of extra expenses, expediting expenses and other areas of coverage under the commercial insurance policies. These future out-of-pocket costs, which are not currently subject to reasonable estimation, will be expensed as incurred. The related estimated insurance recovery of these costs will be recorded, net of deductibles and

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co-insurance, as the Partnership determines that such recoveries are probable. Any recovery under the insurance policies of business interruption proceeds attributable to amounts in excess of actual costs incurred will be recorded as gains when the claims are settled with the insurance underwriters.

On January 27, 2005, the Partnership announced via press release its earnings and operating results for the fiscal year and quarter ended December 31, 2004. A copy of the Partnership’s press release is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1	Alliance Resource Partners, L.P. press release dated as of January 27, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC,
its managing general partner

By:	/s/ Joseph W. Craft III
Joseph W. Craft III
President and Chief Executive Officer

Date: January 27, 2005

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